Exhibit 10.1

REAL ESTATE PURCHASE AND SALE AGREEMENT

BETWEEN

GCP APPLIED TECHNOLOGIES INC.

AND

IQHQ, L.P.

CONCERNING PROPERTY COMMONLY KNOWN AS

36-64 WHITTEMORE AVENUE, 53-59 WHITTEMORE AVENUE, 65-85 WHITTEMORE

AVENUE, 91-99 WHITTEMORE AVENUE, 115 WHITTEMORE AVENUE, AND 1R-3R

ALEWIFE BROOK PARKWAY, CAMBRIDGE, MASSACHUSETTS

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TABLE OF CONTENTS (cont.)

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Exhibits

Exhibit A	-	Description of the Land
Exhibit B	-	Form of Deed
Exhibit C	-	Form of Bill of Sale and General Assignment
Exhibit D	-	Form of Representation Certificate
Exhibit E	-	Form of Owner’s Title Affidavit
Exhibit F	-	Form of Seller Lease
Exhibit G	-	Form of CC&R Estoppel
Exhibit H	-	Form of Lease Termination

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REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT is entered into as of the Effective Date (defined below) by and between GCP APPLIED TECHNOLOGIES INC., a Delaware corporation (the “Seller”), and IQHQ, L.P., a Maryland limited partnership (the “Purchaser”), and joined in for the limited purposes set forth herein by FIDELITY NATIONAL TITLE COMPANY, as escrow agent.

In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Definitions.

For purposes of this Agreement, capitalized terms not otherwise defined herein have the meanings set forth below:

“Agreement” means this Real Estate Purchase and Sale Agreement, including all Exhibits and Schedules hereto, as the same may be amended from time to time in accordance with the terms hereof.

“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning set forth in Section 7.1(l).

“Bill of Sale” shall mean a bill of sale and general assignment substantially in the form attached hereto as Exhibit C.

“Business Day” shall mean any day of the week other than (i) Saturday and Sunday, or (ii) a day on which banking institutions in Boston, Massachusetts or the city in which the Real Property is located are obligated or authorized by law or executive action to be closed to the transaction of normal banking business.

“Claim Cap” shall have the meaning set forth in Section 10.4.

“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.

“Closing Date” shall mean the date on which the Closing shall occur, which Purchaser and Seller hereby agree shall be July 31, 2020, as such date may be adjusted in accordance with this Agreement.

“Closing Documents” shall have the meaning set forth in Section 7.1(a).

“Closing Statement” shall have the meaning set forth in Section 8.4(f).

“Code” shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations issued thereunder.

“Confidential Information” shall mean (a) all documents, studies, reports, test results, brochures, offering materials, photographs, surveys, title reports and commitments, legal documents, financial information, computer output and other materials and information relating to the Property, the Seller Parties, or this Agreement, and all analyses, compilations, forecasts, projections and other documents prepared based upon such materials and information, any and all proposals made in connection with a potential sale of the Property (including any proposals involving a price for the Property), whether the same are in electronic, pictorial, written or other form and (b) this Agreement, the terms hereof and any information contained herein or otherwise provided to Purchaser concerning the identity of the direct or indirect beneficial owners of Seller; provided, however that the term “Confidential Information” shall not include any information that (i) is in Purchaser’s possession before the Effective Date and is not obtained from Seller or a party acting on Seller’s behalf, (ii) is or becomes generally available to the public other than as a result of disclosure by Purchaser or its agent, representative or affiliate in breach of this Agreement, (iii) is independently developed by Purchaser without reference to any information that is provided to Purchaser by or on behalf of Seller or (iv) is or becomes available to Purchaser from a source that is not, to Purchaser’s knowledge, bound by a duty of confidentiality to Seller or any other Seller Party.

“Covenant Not to Sue” shall have the meaning set forth in Section 7.1(d).

“Deed” shall mean a quitclaim deed substantially in the form attached hereto as Exhibit B.

“Deemed to know” (or words of similar import) shall have the following meaning: (a) Purchaser shall be “deemed to know” of the existence of a fact or circumstance to the extent that such fact or circumstance is disclosed by this Agreement, the Documents, any estoppel certificate received by or on behalf of Purchaser or any studies, tests, reports, or analyses prepared by or for or otherwise obtained by or on behalf of Purchaser in connection with the Property; (b) Purchaser shall be “deemed to know” that a representation or warranty of Seller is untrue, inaccurate or incorrect to the extent that this Agreement, the Documents, any estoppel certificate received by or on behalf of Purchaser or any studies, tests, reports or analyses prepared by or for or otherwise obtained by or on behalf of Purchaser in connection with the Property contains information which is inconsistent with such representation or warranty; and (c) Seller shall be “deemed to know” that a representation or warranty of Purchaser is untrue, inaccurate or incorrect to the extent that Seller receives and written notice or other written material that contains information which is inconsistent with such representation or warranty.

“Deposit” shall have the meaning set forth in Section 3.1.

“Designated Seller Representatives” shall mean: Paul Hanlon - Vice President, Global Supply Chain, Karen Ethier - Vice President, Environmental Health & Safety, and David Croce - Director, Facilities Services.

“Documents” shall mean all documents (excluding the Closing Documents), studies, reports and other information applicable to the Property or any portion thereof and obtained by or made available by means of a “file transfer protocol” (FTP) internet site or other similar electronic delivery method to Purchaser or its agents prior to Closing, including title policies, pro-formas or commitments, title exception documents, surveys, operating and financial statements, accounting reports, estoppel certificates, environmental, engineering and soils reports, site and architectural plans, inspection or maintenance reports, permits and approvals, and the Offering Memorandum.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Effective Date” means the date underneath the signature of Seller and Purchaser on the signature page of this Agreement; provided, however, that if such dates are different, the latest of such dates shall be the Effective Date.

“Escrow Agent” shall mean the Title Company, acting in its capacity as escrow agent for the transactions contemplated by this Agreement.

“Excluded Items” shall mean: (a) materials relating to the marketing efforts for the sale of the Property, including communications and agreements with other potential purchasers; (b) projections and other internal memoranda or materials; (c) communications between Seller (or its advisors or affiliates) and the property manager and/or leasing broker for the Property; (d) appraisals, budgets, strategic plans for the Property, internal analyses (including analyses with respect to its leasing of space in the Property), computer software, and submissions relating to the obtaining of internal authorizations, and engineering and environmental reports received by Seller or its affiliates or advisors; (e) attorney and accountant work product, and all other materials subject to any legal privilege in favor of Seller; (f) organizational documents of the Seller Parties and any agreements and communications between Seller and any affiliate or advisor of Seller; (g) the personal property located in any on-site management office or elsewhere (including without limitation any website for the Property) not owned by Seller; and (h) materials concerning Sellers or its affiliates’ business operations at the Property.

“Executive Order” shall have the meaning set forth in Section 7.1(l).

“Government List” shall mean any of (i) the lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any regulations promulgated thereunder (“CERCLA”); (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) or Clean Water Act (33 U.S.C. Section 1251 et seq.); (iv) petroleum, petroleum products and by-products including gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos-containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) mold, mildew, fungus or other potentially dangerous organisms; (ix) any putrescible or nonputrescible solid, semisolid, liquid or gaseous waste of any type; and (x) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Real Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Real Property, the Real Property or the use of the Real Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including indoor or ambient air, surface water, ground water, land, soil or subsurface strata).

“Improvements” shall mean all buildings, structures and other improvements situated upon the Land and any fixtures (excluding trade fixtures) used or useful in the operation of the Real Property and/or otherwise located on the Land.

“Independent Contract Consideration” shall have the meaning set forth in Section 3.2 below.

“Intangible Property” shall mean all of Seller’s right, title and interest, if any, in all intangible assets relating to the Land, Improvements or Personal Property, including, without limitation, all of Seller’s right, title and interest, if any, in all (a) warranties and guaranties relating to the Land, Improvements or Personal Property, (b) all licenses, permits and approvals relating to the Land, Improvements or Personal Property, and (c) all plans and specifications relating to the Land, Improvements or Personal Property, in each case to the extent that Seller may legally transfer the same; provided, however, that the term “Intangible Property” shall not include Seller’s or its affiliates’ name or trademarks or any variations or derivations thereof, whether alone or in combination with one or more other words.

“Land” shall mean the land described on Exhibit A attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all water rights, mineral rights, tenements, hereditaments, and privileges appurtenant to such land.

“Leases” shall mean all leases (other than subleases), including all amendments, extensions, modifications and supplements thereto, pursuant to which any Person uses or occupies any part of the Real Property.

“Material Casualty” shall have the meaning set forth in Section 6.3.

“Material Taking” shall have the meaning set forth in Section 6.4.

“Offering Memorandum” means that Confidential Offering Memorandum for “Alewife Park” prepared by Newmark Knight Frank, and all updates, supplements and modifications thereto.

“Permitted Exceptions” shall mean: (a) applicable zoning, subdivision, building and other land use laws and regulations; (b) all matters, whether or not of record, that arise out of the acts or, when obligated by this Agreement to act, the omissions of Purchaser or its agents, representatives or contractors; (c) the lien of real estate taxes and assessments not yet due and payable, subject to adjustment as provided herein; (d) any non-delinquent charges due under any reciprocal easement agreement, declarations of covenants, conditions, restrictions, common area agreement, shared maintenance agreement, or similar agreements which burden or benefit the Real Property, in each case subject to adjustment as provided herein; and (e) and all other matters shown on or referenced in the Title Commitment (other than Voluntary Liens) or the Survey, all matters of record as of the Effective Date, such state of facts as would be disclosed by a physical inspection of the Real Property or an Updated Survey, and all other matters affecting title to the Real Property of record or as to which Purchaser is deemed to know as of the Effective Date. The term “Permitted Exceptions” shall also include any matters that become Permitted Exceptions in accordance with the provisions of Sections 4.1(c) below.

“Person” shall mean any individual, estate, trust, general or limited partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity and any unincorporated association.

“Personal Property” shall mean all furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property, if any, owned by Seller and installed, located or situated on and used in connection with the operation of the Improvements (as opposed to the operation of Seller’s particular business), subject to depletions, replacements and additions in the ordinary course of business, but excluding all Excluded Items. No material Personal Property being transferred hereunder shall be removed from the Real Property, unless replaced by unencumbered personal property of equal or greater utility and value. “Property” shall mean, collectively, the Real Property, the Personal Property and the Intangible Property. The term “Property” does not include the Excluded Items.

“Purchase Price” shall mean the purchase price for the Property as specified in Section 2.2.

“Purchaser Intervening Title Objection Notice” shall have the meaning set forth in Section 4.1(c).

“Purchaser Intervening Title Objections” shall have the meaning set forth in Section 4.1(c).

“Purchaser Party” shall have the meaning set forth in Section 5.3(a).

“Purchaser Title Election Date” shall have the meaning set forth in Section 4.1(c).

“Real Property” shall mean, collectively, the Land and the Improvements.

“Releases” shall have the meaning set forth in Section 7.1(c).

“Remove” or “Removed” with respect to any exception to title shall mean that Seller causes the Title Company to remove or affirmatively insure over the same to Purchaser’s reasonable satisfaction as an exception to the Purchaser’s owner’s title policy, without any additional cost or liability to the Purchaser.

“Reserved Claims” shall have the meaning set forth in Section 7.1(b).

“Seller-Allocated Amounts” shall mean, collectively:

(a)    with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the Effective Date, and prior to the Closing Date, the reasonable third-party costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, reasonably incurred by Seller in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; and

(b)    with respect to any casualty to any portion of the Property that occurs after the Effective Date and prior to the Closing, (i) the reasonable third-party costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, reasonably incurred by Seller in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property, (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date, and (iii) the reasonable and actual third-party costs incurred by Seller in securing the Property to a safe condition following a casualty.

“Seller Broker” means Newmark Knight Frank.

“Seller Lease” shall have the meaning set forth in Section 11.23.

“Seller Parties” shall mean Seller and Seller’s direct and indirect owners, and their respective agents, officers, directors, trustees, advisors, managers, members, agents, owners, employees and counsel.

“Seller Representations” shall mean the representations and warranties of Seller expressly set forth in Section 7.2.

“Seller’s Additional Title Election Period” shall have the meaning set forth in Section 4.1(c).

“Seller’s Intervening Title Notice” shall have the meaning set forth in Section 4.1(c).

“Survey” shall mean that certain ALTA/NSPS Land Title Survey of the Real Property prepared by Feldman Land Surveyors dated February, 20, 2020.

“Title Commitment” shall mean that certain commitment for title insurance on the Real Property issued by the Title Company, Case No. BLC-27178, with an effective date of June 3, 2020.

“Title Company” shall mean the Boston office of Fidelity National Title Company.

“Title Documents” shall mean all documents referred to in the Title Commitment.

“Utility Deposits” shall mean all deposits made by or on behalf of Seller with the utility companies providing water, sewer, gas, electricity, telephone and other utilities to the Real Property.

“Voluntary Lien” shall mean any mortgage or deed of trust granted or assumed by any Seller Parties and encumbering the Real Property or any portion thereof, or any other lien or encumbrance on the Real Property voluntarily granted or assumed by any Seller Parties and securing the repayment of money by any Seller Parties.

“Waiver Parties” shall have the meaning set forth in Section 7.1(b).

ARTICLE 2

AGREEMENT; PURCHASE PRICE

Section 2.1    Agreement to Sell and Purchase.

Subject to the terms and provisions hereof, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller.

Section 2.2    Purchase Price.

The Purchase Price for the Property shall be One Hundred Twenty-Five Million Dollars ($125,000,000.00). Subject to the adjustments and apportionments as hereinafter set forth, the Purchase Price shall be paid on the Closing Date by wire transfer of immediately available federal funds.

ARTICLE 3

DEPOSIT

Section 3.1    Deposit.

Within two (2) Business Days following the Effective Date, Purchaser shall deposit Ten Million Dollars ($10,000,000.00) (together with any additional deposit provided for herein, and all interest and earnings on all such amounts, the “Deposit”) with Escrow Agent by wire transfer of immediately available funds. The Deposit shall be held in a segregated “money market” account pursuant to the provisions of Section 11.21 below. The Deposit shall be applied to the Purchase Price if the Closing occurs. In the event that the Closing does not occur by the Closing Date, the Deposit shall be disbursed as provided in this Agreement.

Section 3.2    Independent Contract Consideration.

Notwithstanding anything to the contrary contained herein, Purchaser and Seller hereby acknowledge and agree that the amount of One Hundred Dollars ($100.00) of the Deposit (the “Independent Contract Consideration”) shall be immediately released by Escrow Agent to Seller, which amount has been bargained for and agreed to as consideration for Purchaser’s and Seller’s execution and delivery of this Agreement, shall be non-refundable to Purchaser and retained by Seller under all circumstances and is in addition to and independent of all other consideration provided in this Agreement.

ARTICLE 4

SURVEY AND TITLE COMMITMENT

Section 4.1    Title and Survey.

(a)    Purchaser acknowledges receipt of the Title Commitment from the Title Company and the Survey. Purchaser may order an updated Survey (any such update, the “Updated Survey”) in its discretion. Any Updated Survey (and all related survey certifications) shall be addressed to both Purchaser and Seller and shall be delivered to Purchaser forthwith upon its issuance.

(b)    [Intentionally Deleted].

(c)    If, after the Effective Date but before the Closing Date, Purchaser first receives an update of the Title Commitment that takes exception for matters that are not disclosed in the Title Commitment and that adversely affect title to the Real Property and that are not Permitted Exceptions, Purchaser shall have the right to give Seller a written notice (a “Purchaser Intervening Title Objection Notice”) that sets forth such matters in reasonable detail (“Purchaser Intervening Title Objections”); provided, however, that: (i) any Purchaser Intervening Title Objection Notice (together with copies of the applicable updated title commitment or title report and the applicable underlying exception documents referenced therein) must be provided to Seller within five (5) Business Days after Purchaser receives the update to the Title Commitment (but in no event later than the Closing Date) and (ii) Purchaser shall have no right to give a Purchaser Intervening Title Objection Notice with respect to any of the matters set forth within subsections (a) through (d) of the definition of Permitted Exceptions or any matters of which Purchaser is deemed to know as of the Effective Date. If Purchaser fails to include an objection to any intervening title or survey matter affecting the Property as of the effective date of the updated Title Commitment in a Purchaser Intervening Title Objection Notice, or if Purchaser fails timely to give Seller a Purchaser Intervening Title Objection Notice, any such matters shall be Permitted Exceptions and Purchaser shall have no further right to object to such matters. Seller shall have three (3) Business Day from its receipt of a Purchaser Intervening Title Objection Notice (“Seller’s Additional Title Election Period”) to give Purchaser a written notice (“Seller’s Intervening Title Notice”) that identifies the Purchaser Intervening Title Objections, if any, that Seller will attempt to Remove by the Closing Date. If Seller does not give Seller’s Intervening Title Notice by the end of Seller’s Additional Title Election Period, Seller shall be deemed to have elected not to Remove any matters set forth in the applicable Purchaser Intervening Title Election Notice. Any Purchaser Intervening Title Objections that are not identified in a Seller’s Intervening Title Notice as matters that Seller will attempt to Remove by Closing, or Purchaser Intervening Title Objections that Seller is deemed to have elected not to Remove, shall constitute Permitted Exceptions and Purchaser shall have until the earlier of (1) five (5) Business Days after the expiration of Seller’s Additional Title Election Period and (2) the Closing Date (the earlier of such dates, the “Purchaser Title Election Date”) to give Seller written notice that Purchaser elects either to waive the applicable Purchaser Intervening Title Objections or to terminate this Agreement, and if Purchaser gives Seller a written termination notice by the Purchaser Title Election Date, this Agreement shall terminate, the Deposit shall be returned to Purchaser promptly following Purchaser’s written demand therefor and Purchaser and Seller shall have no further obligations or liabilities under this Agreement except for the obligations that expressly survive the termination of this Agreement. If Purchaser timely gives Seller a Purchaser Intervening Title Objection Notice in accordance with the above provisions and Seller elects to use reasonable efforts to Remove any one or more of the Purchaser Intervening Title Objections, then (A) the Purchaser Intervening Title Objections that are identified in a Seller’s Intervening Title Notice as matters that Seller will attempt to Remove by Closing shall not constitute Permitted Exceptions, (B) Seller shall have until the Closing Date to Remove such matters, and (C) if such matters are not Removed by the Closing Date, Purchaser shall have the option of either accepting title subject to such Purchaser Intervening Title Objections or demanding a refund of the Deposit, in which event the Deposit shall promptly be returned to Purchaser, this Agreement shall terminate and Purchaser and Seller shall have no further obligations or liabilities under this Agreement except for the except for the obligations that expressly survive the termination of this Agreement. If Seller elects to use reasonable efforts to Remove any one or more Purchaser Intervening Title Objections, (y) Seller shall in no event be required to bring suit to clear any claimed title or survey defects and (z) except for Voluntary Liens, Seller shall not be required to expend more than Five Hundred Thousand Dollars ($500,000) in the aggregate (inclusive of attorneys’ fees) to Remove any Purchaser Title Objections and any Purchaser Intervening Title Objections. Notwithstanding anything contained herein to the contrary, Purchaser shall be deemed to have rejected, without any need for further notice to Seller, all Voluntary Liens that may be disclosed on any update to the Commitment so long as Seller or Seller’s counsel shall have received a copy of such update from the Title Company promptly upon receipt thereof by Purchaser or its counsel but in all events before the Closing Date.

(d)    Notwithstanding anything to the contrary herein, all Voluntary Liens will be satisfied by Seller on or prior to the Closing or, if not so satisfied, shall be satisfied at Closing out of the proceeds otherwise payable to Seller. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to the Title Company is made for recording following the Closing of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

(e)    [Intentionally Deleted].

(f)    Purchaser shall be entitled to request that the Title Company provide such endorsements to the Purchaser’s title insurance policy as Purchaser may reasonably require, provided that (i) such endorsements or amendments shall be at no cost to, and shall impose no additional liability on, Seller, (ii) Purchaser’s obligations under this Agreement shall not be conditioned upon its ability to obtain such endorsements and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless be obligated to proceed to close the transactions contemplated hereby without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Purchaser’s request.

ARTICLE 5

INSPECTIONS AND REVIEW

Section 5.1    Access and Inspection.

Pursuant to that certain Access Agreement dated as of May 20, 2020 made by and between Seller and Purchaser, Purchaser has had the opportunity to conduct investigations, examinations, inspections and analyses of the Property and the Documents.

Section 5.2    [Intentionally Deleted].

Section 5.3    Confidentiality.

(a)    Purchaser shall hold all Confidential Information in confidence and, prior to the Closing, shall not disclose or permit the disclosure of the Confidential Information to any Person other than a Purchaser Party (as defined below) without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion. Purchaser further agrees that, before the Closing, Purchaser will use the Confidential Information only for purposes of evaluating the Property in connection with its purchase thereof in accordance with the terms of this Agreement. Prior to the Closing, Purchaser shall not disclose the transaction contemplated hereby or the Confidential Information to any Person, other than to such of its employees, officers, directors, attorneys, accountants, lenders and investors (each a “Purchaser Party”) who (i) have a need to review the Confidential Information for the purpose of advising Purchaser on the suitability of the Property for purchase, (ii) have been informed in writing of the confidential nature of such information and (iii) have agreed to be bound by the terms of this Agreement with respect to such Confidential Information. Purchaser shall ensure that all Persons to whom it discloses the Confidential Information shall keep the same confidential in accordance with the terms of this Agreement. In any event, Purchaser shall be responsible for actual damages suffered by Seller (but not for any consequential, incidental, indirect, punitive, special or exemplary damages or lost profits) for any breach of this Section 5.3(a) by any Person to whom Purchaser discloses the Confidential Information.

(b)    Notwithstanding the above terms, to the extent that Purchaser is required prior to the Closing to disclose the Confidential Information by law, regulation or stock exchange rule, including, without limitation, in any filings with or required by the Securities and Exchange Commission, or pursuant to a subpoena, court order or other legal proceeding, Purchaser shall notify Seller within one (1) Business Day of its knowledge of such legally required disclosure. Purchaser shall reasonably cooperate with Seller’s counsel in any appeal or challenge to such disclosure made by Seller. If no protective order or similar relief is obtained, Purchaser shall (i) disclose only that portion of the Confidential Information that it is legally obligated to disclose, (ii) exercise reasonable efforts to obtain reliable assurances that the disclosed information will be kept confidential and (iii) exercise reasonable efforts to provide Seller with a copy of the information to be disclosed before the same is given to any third party. In addition, and notwithstanding anything to the contrary in this Agreement, Purchaser may disclose any portion of the Confidential Information that is generally available to the public, other than any portion of the Confidential Information that becomes available to the public as a result of a previous disclosure by Purchaser or a Purchaser Party in violation of this Agreement.

(c)    If this Agreement is terminated, (i) Purchaser shall promptly deliver to Seller all the Confidential Information (or portions thereof requested by Seller) which is in tangible form, including any copies Purchaser has made and other embodiments thereof, and (ii) Purchaser shall destroy all extracts, summaries and compilations thereof and references thereto which are in Purchaser’s notes, documents, databases or other records (whether prepared by Purchaser or by Seller), and in either case Purchaser will confirm in writing to the Seller that it has done so.

(d)    Purchaser acknowledges that the Confidential Information is of a special, unique, unusual, extraordinary and intellectual character and that the Seller may be irreparably injured by disclosure of such Confidential Information in violation of this Agreement. Purchaser further acknowledges and agrees that money damages would not be a sufficient remedy for any breach of Section 5.3 of this Agreement by it and that, in addition to all other remedies available at law or in equity, the Seller shall be entitled to specific performance or injunctive or other equitable relief as a remedy for any breach or potential breach by the Purchaser of Section 5.3 of this Agreement and further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

The provisions of this Section 5.3 shall survive the termination of this Agreement for a period of twenty four (24) months.

ARTICLE 6

CONDITIONS PRECEDENT, CASUALTY DAMAGE OR CONDEMNATION

Section 6.1    Conditions Precedent Favoring Purchaser.

(a)    Purchaser’s obligation to purchase the Property is subject to the timely fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller. If any condition is not timely satisfied, the provisions of Article 10 below will apply.

(i)    Seller shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

(ii)    On the Closing Date, the Seller Representations shall be true, complete and accurate, subject to changes that (y) are caused by the acts or, when obligated by this Agreement to act, the omissions of Purchaser or its agents, representatives, contractors or affiliates, or (z) any deemed modification or modification to any Seller Representation pursuant to Section 7.4(b); provided, however, that with respect to any Seller Representation that is made as of the Effective Date (or another specified date) or expressly states that it is made with respect to facts as of a specified date, this condition shall be satisfied so long as such Seller Representation was true, complete and accurate in all material respects as of the Effective Date or such other specified date, as applicable.

(iii)    On the Closing Date, Seller shall have delivered the documents referenced in Section 8.2 of this Agreement and title to the Property shall be conveyed to Purchaser subject only to the Permitted Exceptions.

(iv)    As of the Closing Date, there shall have been no material adverse changes in the physical condition of the Property from and after the Effective Date (except for any such changes as may be governed by Section 6.3 or Section 6.4).

(v)    No later than five (5) days prior to the Closing Date, Seller shall have obtained and delivered to Purchaser an estoppel certificate from JCC One Alewife Parkway, LLC with respect to that certain Declaration of Covenants, Restrictions and Easements dated November 5, 1999 and filed in the Middlesex South Registry District of the Land Court as Document No. 1123361, and recorded with the Middlesex South Registry of Deeds in Book 30842, Page 1 (the “CC&R’s”), in the form in all material respects of Exhibit G attached hereto, without material change, exception or qualification to such form or disclosure therein of any defaults under the CC&R’s by Seller or with respect to the Property. Notwithstanding the foregoing, in the event that Seller, after using commercially reasonable efforts, is unable to obtain the foregoing estoppel by the date that is five (5) days prior to the Closing Date, Seller shall have the right to execute and provide to Buyer an estoppel in the form of Exhibit G attached hereto, mutatis mutandis; provided, however, any such estoppel from Seller shall be subject to all time, dollar and other limitations on Seller’s liability set forth in the Purchase Agreement, including without limitation all of the limitations set forth in Section 10.4 hereof.

(b)    Notwithstanding the foregoing, if the conditions set forth in this Section 6.1 or any other condition of Closing shall not have been fulfilled on or before the Closing Date, and/or if Seller shall elect to extend the Closing Date pursuant to Section 7.4(b), Seller shall have the right (in its sole discretion), exercisable by written notice to Purchaser at or before the Closing, to extend the Closing Date for one or more periods of up to thirty (30) days in total to provide additional time for the fulfillment of such conditions.

(c)    Purchaser acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Purchaser’s ability to obtain any (i) governmental or quasi-governmental approval of changes or modifications in the use, improvement or zoning restrictions applicable to the Property, or (ii) modification of any existing land use restriction, or (iii) consents to assignments of any other agreements which Purchaser requests, or (iv) any debt or equity financing for acquisition of the Property.

Section 6.2    Conditions Precedent Favoring Seller.

Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Seller to Purchaser. If any condition is not timely satisfied, the provisions of Article 10 below will apply.

(a)    Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing.

(b)    On the Closing Date, the representations and warranties of Purchaser set forth in Section 7.1 shall be true, complete and accurate subject to changes that: (y) are caused by the acts or omissions of Seller or its agents or affiliates; or (z) cannot reasonably be expected, in the aggregate, to have a material adverse effect on Seller.

(c)    Seller shall have received confirmation from Escrow Agent that it has received the payment of the Purchase Price in accordance with Section 2.2 (subject to the adjustments, apportionments and credits as provided for herein) and all other amounts due to Seller from Purchaser hereunder, and that Escrow Agent is in possession of written authorization from Purchaser to disburse such funds at the direction of Seller at Closing.

(d)    The Seller Lease shall have been fully executed and delivered by Purchaser to Escrow Agent pursuant to Section 11.23.

Section 6.3    Risk of Loss.

In the event that all or a portion of the Improvements should be damaged or destroyed by fire or other casualty prior to Closing such that Seller’s reasonable estimate of the cost to repair the same exceeds two percent (2%) of the Purchase Price (any such casualty, a “Material Casualty”), Purchaser may, at Purchaser’s sole option, elect either to:

(a)    terminate this Agreement and receive back the Deposit; or

(b)    close the transaction contemplated by this Agreement.

In the event of a fire or other casualty that is not a Material Casualty, or if there is a Material Casualty and Purchaser elects to proceed pursuant to Section 6.3(b), (i) Purchaser shall purchase the Property in accordance with the terms hereof (without a reduction in the Purchase Price except as provided for in Section 6.5 below), and (ii) Seller shall assign to Purchaser at Closing any rights of Seller to insurance proceeds payable on account of such damage as provided for in Section 6.5. With respect to any Material Casualty, Purchaser shall be deemed to have elected to proceed under Section 6.3(b) unless, within ten (10) days from written notice of such Material Casualty, Purchaser provides Seller with written notice that Purchaser elects to terminate this Agreement pursuant to Section 6.3(a).

Section 6.4    Condemnation.

In the event that all or a material portion of the Real Property shall be condemned by right of eminent domain prior to the Closing such that Seller’s reasonable estimate of the loss of value of the remaining Real Property exceeds two percent (2%) of the Purchase Price (any such event, a “Material Taking”), Purchaser may, at Purchaser’s sole option, elect either to:

(a)    terminate this Agreement and receive back the Deposit; or

(b)    close the transaction contemplated by this Agreement.

In the event of a condemnation by right of eminent domain that is not a Material Taking, or if there is a Material Taking and Purchaser elects to proceed under Section 6.4(b), Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Purchaser at Closing any rights of Seller to condemnation proceeds payable as a result of such condemnation as provided for in Section 6.5. With respect to any Material Taking, Purchaser shall be deemed to have elected to proceed under Section 6.4(b) unless, within ten (10) days from written notice of such Material Taking, Purchaser provides Seller with written notice that Purchaser elects to terminate this Agreement pursuant to Section 6.4(a).

Section 6.5    Allocation of Casualty and Condemnation Proceeds.

If a condemnation or casualty occurs after the Effective Date and this Agreement is not terminated as permitted pursuant to the terms of Section 6.3 or Section 6.4, as applicable, then this

Agreement shall remain in full force and effect, Purchaser shall acquire the remainder of the Property (as affected by such casualty or condemnation) upon the terms and conditions set forth herein, and at the Closing:

(a)    if the awards or proceeds, as the case may be, have been paid to Seller prior to Closing, Purchaser shall receive a credit at Closing equal to (i) the amount of any such awards or proceeds on account of such condemnation or casualty, plus (ii) if a casualty has occurred and such casualty is an insured casualty, an amount equal to Seller’s deductible or self-insured retention with respect to such casualty, less (iii) an amount equal to the Seller-Allocated Amounts; and

(b)    to the extent that such award or proceeds have not been paid to Seller prior to Closing, (i) if a casualty has occurred and such casualty is an insured casualty, Purchaser shall receive a credit at Closing equal to Seller’s deductible or self-insured retention with respect to such casualty, less an amount equal to the Seller-Allocated Amounts, and (ii) Seller shall assign to Purchaser at the Closing the rights of Seller to, and Purchaser shall be entitled to receive and retain, such awards or proceeds; provided, however, that within three (3) Business Days after receipt of such awards or proceeds, Purchaser shall pay to Seller an amount equal to the Seller-Allocated Amounts not previously paid to Seller (and Purchaser’s obligation to pay such amount to Seller shall survive the Closing).

Section 6.6    Activities Prior to Closing.

(a)    Seller shall not enter into any new service or management contracts for the Property or modifications, renewals or terminations of any existing service or management contracts that would be binding on Purchaser after Closing, without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s reasonable discretion. If Purchaser does not notify Seller in writing of its disapproval within five (5) Business Days after receipt of written notice thereof from Seller, Purchaser shall be deemed to have approved of such requested action. Seller shall terminate, prior to the expiration of the term of the Seller Lease, all service or management contracts for the Property that Purchaser does not specifically pre-approve in writing, in Purchaser’s reasonable discretion, prior to Closing, which obligation shall survive the Closing.

(b)    At all times prior to Closing, Seller shall: (i) continue to operate and maintain the Property substantially in the same condition as exists on the Effective Date consistent in all material respects with its standards of operation and maintenance prevailing prior to the Effective Date (provided that Seller shall have no obligation to make any repairs or replacements of a capital nature); and (ii) insure the Property as it is insured as of the Effective Date.

(c)    Seller may file and/or maintain and prosecute an application for the reduction of the assessed valuation of the Property or any portion thereof for real estate taxes or a refund of real estate taxes previously paid (a “Tax Appeal Proceeding”). Seller shall have the right to withdraw, settle or otherwise compromise Tax Appeal Proceedings affecting real estate taxes assessed against the Property (i) for any fiscal period prior to the fiscal year in which the Closing shall occur without the prior consent of Purchaser, and (ii) for the fiscal year in which the Closing shall occur, provided Purchaser shall have consented with respect thereto, which consent shall not be unreasonably withheld or delayed and which consent shall be deemed granted in the event that Purchaser fails to respond to a written request for its consent within ten (10) Business Days. The amount of any tax refunds (net of reasonable attorneys’ fees and other reasonable, out-of-pocket costs of obtaining such tax refunds) with respect to any portion of the Property for the tax year in which the Apportionment Time occurs shall be apportioned between Seller and Purchaser as of the Apportionment Time. If, in lieu of a tax refund, a tax credit is received with respect to any portion of the Property for the tax year in which the Apportionment Time occurs, then (x) within thirty (30) days after receipt by Seller or Purchaser, as the case may be, of evidence of the actual amount of such tax credit (net of reasonable attorneys’ fees and other reasonable, out-of-pocket costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between Seller and Purchaser, and (y) upon actual realization by Purchaser of a tax savings on account of such credit, Purchaser shall pay to Seller an amount equal to the savings realized (as apportioned). All refunds, credits or other benefits applicable to any fiscal period prior to the fiscal year in which the Closing shall occur shall belong solely to Seller (and Purchaser shall have no interest therein) and, if the same shall be paid to Purchaser or anyone acting on behalf of Purchaser, same shall be paid to Seller within five (5) days following receipt thereof. All refunds, credits or other benefits applicable to any fiscal period following the fiscal year in which the Closing shall occur shall belong solely to Purchaser (and Seller shall have no interest therein) and, if the same shall be paid to Seller or anyone acting on behalf of Seller, same shall be paid to Purchaser within ten (10) Business Days following receipt thereof. The provisions of this Section 6.6(d) shall survive the Closing.

(d)    Seller shall request and thereafter use commercially reasonable efforts to obtain Certificates of Compliance from the City of Cambridge Conservation Commission for the following two (2) Orders of Conditions: (i) Order of Conditions/Wetlands Protection Act (DEP File No. 123-75) filed with the Middlesex South Registry District of the Land Court (the “Land Court”) as Document No. 812701, and recorded in the Middlesex South District Registry of Deeds (the “Registry”) in Book 20254, Page 560; and (ii) Order of Conditions/Wetlands Protection Act (DEP File No. 123-80) filed with the Land Court as Document No. 824085, and recorded in the Registry in Book 20607, Page 263. Seller shall be responsible for the cost of recording and filing the Certificates of Compliance with the Registry and Land Court. The provisions of this Section 6.6(e) shall survive the Closing for a period of up to six (6) months. Notwithstanding anything to the contrary, Seller shall not be required to expend more than Twenty Five Thousand Dollars ($25,000) in the aggregate (inclusive of attorneys’ fees) to satisfy Seller’s obligations under this Section 6.6(e).

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 7.1    Purchaser’s Representations, Warranties and Covenants.

Purchaser hereby represents, warrants, covenants, and acknowledges to Seller as of the Effective Date and as of the Closing as follows:

(a)    Purchaser acknowledges that it is experienced and sophisticated in the acquisition, development, management, leasing, ownership and operation of commercial real estate projects such as the Property and that it has had a full and complete opportunity to conduct such investigations, examinations, inspections and analyses of the Property as Purchaser, in its absolute discretion, may deem appropriate. Purchaser further acknowledges that, except as otherwise expressly provided in this Agreement and except for the Seller Representations and any representations and warranties made by Seller in other documents delivered by Seller at the Closing (as hereafter defined) (the “Closing Documents”), Purchaser has not relied, and at the Closing will not have relied, upon any statements, representations or warranties by Seller or any agent of Seller except to the extent (if any) expressly set forth in this Agreement and/or the Closing

Documents. Without limiting the foregoing, Purchaser acknowledges and agrees that: (1) any environmental, physical condition or other reports provided to Purchaser by Seller or its agents are provided without any representation or warranty of any kind, express or implied, as to the completeness or accuracy of the facts, presumptions, conclusions or other matters contained therein; (2) Purchaser shall rely solely on its own investigations and on reports prepared by any consultants engaged by Purchaser and not on any environmental, physical condition or other reports provided to Purchaser by Seller or its agents. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 7.1(a) shall survive the Closing without limitation.

(b)    Except as otherwise expressly provided in this Agreement and except for the Seller Representations and any representations and warranties made by Seller in the Closing Documents, Purchaser agrees that the Property shall be sold and that Purchaser shall accept possession of the Property on the Closing Date strictly on an “AS IS, WHERE IS” AND “WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN” basis, with no right of set-off or reduction in the Purchase Price, and that, except as otherwise expressly provided in this Agreement and except for the Seller Representations and any representations and warranties provided in the Closing Documents, such sale shall be without representation or warranty of any kind, express or implied, including any warranty of income potential, operating expenses, conformance of any financial information to generally accepted accounting principles, uses, merchantability or fitness for a particular purpose, and Seller does hereby disclaim and renounce any such representation or warranty. Purchaser specifically acknowledges that, except as otherwise expressly provided in this Agreement, and except for the Seller Representations and any representations and warranties provided in the Closing Documents, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, any other Seller Party or any broker or other agents as to any matters concerning the Property including: (1) the value of the Property; (2) any income to be derived from the Property; (3) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, including the possibilities for further development of the Property or construction thereon; (4) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property or any improvements thereon; (5) the manner, quality, state of repair or lack of repair of the Property (including the roof, foundation, HVAC systems or any other component of the Property or any improvements thereon); (6) the nature, quality or condition of the Property, including with respect to water conditions, soil, geological or geotechnical condition (including soil expansiveness, corrosivity, or stability, or seismic, hydrological, geological and topographical conditions and configurations, including any opinions or conclusions of any soils engineer(s) retained to perform geotechnical and/or soils studies or to oversee any soils engineering aspects of developing the Property); (7) the compliance of or by the Seller, the Property, or its operation with any codes, laws, rules, ordinances, regulations of any applicable governmental authority or body; (8) the manner or quality of the construction or materials incorporated into the Property; (9) compliance with environmental laws or land use laws, rules, regulations, orders, codes or requirements, including, but not limited to, the Americans with Disabilities Act of 1990, the Federal Fair Housing Act, the Federal Water Pollution Control Act, the U.S. Environmental Protection Agency regulations at 40 CFR, Part 261, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and/or any rules or regulations promulgated under any of the foregoing (as the same may be amended from time to time) or under any federal, state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials; (10) the presence or absence of radon gas, methane gas, asbestos any other Hazardous Materials at, on, under, or adjacent to the Property; (11) the conformity of any improvements to any plans or specifications, including any plans and specifications that may have been or may be provided to Purchaser; (12) the conformity of the Property to past, current or future applicable zoning or building requirements; (13) deficiency of any undershoring; (14) deficiency of any drainage; (15) the fact that all or a portion of the Property may be located on or near an earthquake fault line or in or near an earthquake or seismic hazard zone; (16) the existence of vested land use, zoning or building entitlements affecting the Property; (17) water rights or the availability of or access to water; (18) the presence or suitability of any utilities or availability thereof; (19) the completeness or accuracy of any information provided to Purchaser by Seller or its agents; or (20) any other matter relating to the Property (including the development, construction, operation, or sale of the Property). Purchaser further acknowledges and agrees that, except as otherwise expressly provided in this Agreement, and except for Seller’s Representations and any representations and warranties provided in the Closing Documents, Seller is under no duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller or any of the other Seller Parties or any agent of Seller, and, except for the Reserved Claims (as hereinafter defined), Purchaser, for itself and for its successors and assigns, hereby expressly waives and releases Seller and each of the other Seller Parties from any such duty that otherwise might exist. Without limiting the foregoing, Purchaser hereby agrees that, if at any time after the Closing, any third-party or governmental agency seeks to hold Purchaser responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials in, on, above or beneath the Real Property or emanating therefrom, then, except for Reserved Claims, Purchaser waives on behalf of itself and on behalf of each of its successors, successors in title, and assigns and each and all of its and their respective members, officers, directors, employees, parents, and affiliates or subsidiaries (collectively the “Waiver Parties”), any rights Purchaser or Waiver Parties may have against Seller in connection therewith, including under CERCLA, and Purchaser agrees for itself and all Waiver Parties that, except for Reserved Claims, neither Purchaser nor any of the Waiver Parties shall (1) implead the Seller, (2) bring a contribution action or similar action against the Seller or (3) attempt in any way to hold the Seller responsible with respect to any such matter; provided, however, that the foregoing provision shall not prevent Purchaser from relying on the Seller Representations, subject to the limitations and conditions relating thereto set forth in this Agreement, and/or any representations and warranties contained in the Closing Documents. Notwithstanding anything to the contrary contained herein, the foregoing release shall not, however, apply to any of the following (collectively, the “Reserved Claims”): (i) a breach of any Seller Representations and/or any representation, warranty or covenant made by Seller in the Closing Documents, (ii) any obligation of Seller that by the terms of this Agreement expressly survives the Closing, or (iii) any obligations and/or covenants of Seller under the Seller Lease. In addition, the foregoing release shall not apply to or extend for the benefit of any person or entity other than Seller.

Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 7.1(b) shall survive the Closing without limitation.

(c)    Except for any Seller Representations, any representations and/or warranties contained in the Closing Documents, any Reserved Claims and except as expressly provided in this Agreement (including below in this Section 7.1(c)), Purchaser, on its own behalf and on behalf of each of the Waiver Parties, hereby releases Seller and the other Seller Parties from, and irrevocably and unconditionally waives all claims and liability against Seller and each of the other Seller Parties for or attributable to, the following:

(i)    any and all statements or opinions heretofore or hereafter made, or information furnished, by or on behalf of the Seller Parties or any agent of Seller to Purchaser or any of Purchaser’s agents or representatives; and

(ii)    any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever, whether known or unknown and foreseen or unforeseen, attributable to the Property and/or the ownership and operation thereof, whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which have heretofore or may hereafter occur, including all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, or environmental condition of the Property including claims or liabilities relating to the presence, discovery or removal of any Hazardous Materials in, at, under or about the Property and any other matters described in Section 7.1(b);

(iii)     provided, however, that the release and waiver set forth in this Section 7.1(c) are not intended and shall not be construed to affect or impair any rights or remedies that Purchaser may have against Seller for any Reserved Claims, or as a result of a breach of any of the Seller Representations or any representations and/or warranties contained in any Closing Documents, or of any covenant of Seller expressly set forth in this Agreement that expressly survives the Closing, subject to the terms and limitations on Seller’s liability as set forth elsewhere in this Agreement.

Purchaser acknowledges and agrees that (1) Purchaser may hereinafter discover facts different from or in addition to those now (or as of the Closing) known to Purchaser, (2) Purchaser’s agreement to release, acquit and discharge Seller and the other Seller Parties as set forth herein shall remain in full force and effect notwithstanding the existence or discovery of any such additional or different facts, (3) Purchaser, for itself and all Waiver Parties, knowingly waives any rights, privileges and benefits under any federal, state or local law which may negatively impact the validity or enforceability of any part of the releases set forth in this Agreement, (4) upon the completion of the Closing, Seller shall be deemed to have satisfied all of Seller’s obligations, covenants and liabilities in this Agreement and in any documents executed by Seller in connection herewith other than those obligations of Seller that, by the express terms of this Agreement or any Closing Documents, survive the Closing (in which case such survival shall be subject to the limitations set forth in this Agreement), and (5) Purchaser irrevocably covenants never to commence or prosecute, or to collude with others to commence or prosecute, against Seller or any other Seller Party any action or proceeding based upon any claim covered by the foregoing release.

Purchaser understands the legal significance of the foregoing provisions and acknowledges and agrees that the provisions of this Section 7.1(b)-(c) were a material factor in Seller’s acceptance of the Purchase Price and that Seller is unwilling to sell the Property to Purchaser without the benefit of the releases in favor of Seller and the other Seller Parties granted in Section 7.1(b)-(c) (collectively, the “Releases”).

The Releases may include claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist, which, if known by Purchaser, would materially affect Purchaser’s release of Seller and/or the other Seller Parties. Purchaser specifically waives the provisions of any law of any state, territory or jurisdiction the import of which is as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding anything to the contrary in this Agreement, the Releases specifically exclude Reserved Claims, and the provisions of Section 7.1(c) shall survive the Closing without limitation;

(d)    Purchaser, on its own behalf and on behalf of the Waiver Parties, covenants and agrees never to sue or otherwise commence or prosecute, or collude with others to commence or prosecute, any action or other proceeding against any of the Seller Parties, for a claim released pursuant to this Agreement. If any of the Waiver Parties asserts a claim that is contrary to the Releases, Purchaser shall indemnify, defend and hold harmless the Seller Parties against whom such claim is asserted for all costs (including court costs, expert fees, and reasonable attorneys’ fees) and liabilities incurred by any of the Seller Parties in connection with such action or proceeding. The parties hereto agree that this Section 7.1(d) (the “Covenant Not to Sue”) may be pleaded by any Seller Party as a full and complete defense to any action or proceeding by a Waiver Party that is contrary to the terms of the Releases, and may be asserted as a basis for abatement of, or injunction against, said action or proceeding and as a basis for a cross-complaint for damages therein. If a Waiver Party breaches the Covenant Not to Sue, any Seller Party damaged thereby shall be entitled to recover, and Purchaser shall hold harmless and indemnify any such Seller Party from and against, not only the amount of any judgment which may be awarded in favor of such damaged Seller Party, but also for such other actual direct damages, costs, and expenses as may be incurred by such damaged Seller Party, including court costs, reasonable attorneys’ fees and all other costs and expenses, in preparing the defense of, defending against, or seeking and obtaining abatement of, or injunction against, such action or proceeding, and establishing and maintaining the applicability of the Releases and this Covenant Not to Sue. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 7.1(d) shall survive the Closing without limitation;

(e)    Purchaser is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Maryland.

(f)    This Agreement is, and all the documents executed by Purchaser which are to be delivered to Seller at the Closing will be, duly authorized, executed and delivered by Purchaser. The obligations of Purchaser contained in this Agreement are legal, valid and binding obligations of Purchaser enforceable against it in accordance with its terms (except to the extent such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally and principles of equity);

(g)    Purchaser has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement;

(h)    There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder;

(i)    Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Purchaser, (2) any law or any order, writ, injunction or decree of any court or governmental authority binding upon Purchaser, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound or (ii) results in the creation or imposition of any lien, charge or encumbrance upon Purchaser’s property pursuant to any such agreement or instrument;

(j)    No authorization, consent or approval of any governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder;

(k)    Purchaser is either acting as a principal in this transaction or is acting for an investor over which Purchaser has discretionary authority in connection with the transaction contemplated hereby;

(l)    Neither Purchaser nor, to Purchaser’s actual knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”). Neither Purchaser nor, to Purchaser’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Purchaser nor, to Purchaser’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither Purchaser nor any person controlled by Purchaser, nor to Purchaser’s actual knowledge any person controlling Purchaser, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)); and

(m)    No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to the best of Purchaser’s knowledge, has been threatened in writing, against Purchaser.

Section 7.2    Seller’s Representations, Warranties and Covenants.

Seller hereby represents, warrants, covenants, and acknowledges to Purchaser as follows:

(a)    Representations Concerning Seller

(i)    Seller is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware;

(ii)    This Agreement is, and all the documents executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed and delivered by Seller. The obligations of Seller contained in this Agreement are legal, valid and binding obligations of Seller enforceable against it in accordance with its terms (except to the extent such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally and principles of equity);

(iii)    Seller has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement;

(iv)    There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened, against or affecting Seller which, if determined adversely to Seller, would adversely affect its ability to perform its obligations hereunder;

(v)    Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Seller, (2) any law or any order, writ, injunction or decree of any court or governmental authority binding upon Seller, or (3) any agreement or instrument to which Seller is a party or by which it is bound or (ii) results in the creation or imposition of any lien, charge or encumbrance upon Seller’s property pursuant to any such agreement or instrument;

(vi)    No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder;

(vii)    Seller is not a “foreign person” as defined in Section 1445 of the Code;

(viii)    Neither Seller nor any Person controlled by Seller, nor to Seller’s actual knowledge any Person controlling Seller, is in violation of the Anti-Money Laundering and Anti-Terrorism Laws. Neither Seller nor, to Seller’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Seller nor, to Seller’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used by Seller in connection with this Agreement and amounts committed with respect hereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)); and

(ix)    No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to the best of Seller’s knowledge, has been threatened in writing, against Seller.

(b)    Representations Concerning the Property. Seller makes the following statements with respect to the Property:

(i)    To the best of Seller’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending against the Property or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on the operations, financing, redevelopment, leasing and/or use of the Property or any portion thereof following Closing, or which may affect Seller’s ability to convey the Property;

(ii)    To the best of Seller’s knowledge, there is no current or pending litigation against the Property or Seller’s interest therein which would, if determined adversely to Seller or the Property, be likely to have a material adverse effect on the operations, financing, redevelopment, leasing and/or use of the Property, or which may affect Seller’s ability to convey the Property;

(iii)    To the best of Seller’s knowledge, there is no pending or threatened proceedings in condemnation, nor any written offer to purchase all or any part of the Property in lieu of condemnation nor any notice of other action by any governmental body, authority or agency that will in any way materially adversely affect the Property including, but not limited to, the size of, use of, construction on or access to the Property;

(iv)    Seller has not granted to any party any option or right of refusal or first opportunity to acquire any interest in any of the Property;

(v)    To the best of Seller’s knowledge, Seller has delivered or made available to Purchaser copies that are used by Seller in the ordinary course of business of all

Documents that are in Seller’s possession or control and materially affect the ownership, use and operation of the Property as of the Effective Date or (as applicable under Section 6.6(b)) the Closing Date, including, without limitation, and subject to any new contracts entered into in accordance with Section 6.6 above, all service or maintenance contracts or other agreements that will be in effect with respect to the Property as of the Closing, and all Documents delivered by Seller or made available to Purchaser pursuant to this Agreement are true, correct and complete copies of the versions of such Documents that are in Seller’s possession;

(vi)    As of the Effective Date, there are no Leases in effect with respect to the Property except for that certain Lease by and between Seller, as landlord, and Henkel Corporation, as Tenant, dated as of July 3, 2019 (the “Henkel Lease”). The copy of the Henkel Lease delivered to Purchaser is a true, correct and complete copy of the Henkel Lease. As of the Closing, there will be no leases or other agreements for occupancy in force for the Property, other than the Seller Lease and the Henkel Lease, and all commissions and fees, including leasing commissions and tenant improvement allowances or work with respect to any lease of any part of the Property during Seller’s period of ownership have been paid in full, or will be paid in full prior to the Closing. No leasing or other commissions or fees are due, or will become due, on an absolute or contingent basis to any real estate brokers or agents or anyone else in connection with the Property. There are no unpaid and/or unaccrued tenant allowances, free rent, abated rent and other similar inducements with respect to or under any lease with respect to the Property; and

(vii)    Seller has no knowledge, and Seller has received no notice to the contrary, of any special assessments or charges which have been levied against the Property or which will result from work, activities or improvements done to or for the benefit of the Property except as may be shown on the Title Commitment. Seller has no knowledge, and Seller has received no notice to the contrary, of any intended public improvements which will result in any charge being levied against, or in the creation of any lien upon, the Property or any portion thereof.

(viii)    To the best of Seller’s knowledge, Seller has not received written notice that the Property or any portion thereof is in violation of any applicable laws that has not been previously fully cured.

(ix)    To the best of Seller’s knowledge, Seller has not received written notice that the Property or any portion thereof is in violation of any applicable laws related to the environmental condition of the Property that has not been previously fully cured.

Section 7.3    Seller’s Knowledge.

Whenever a representation is qualified by the phrase “to the best of Seller’s knowledge”, or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of the Designated Seller Representatives as of the effective date of such representation, without independent investigation or inquiry and without any duty to conduct an investigation or inquiry. Purchaser acknowledges that the Designated Seller Representatives are named solely for the purpose of defining the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from the Designated Seller Representatives to Purchaser and Purchaser agrees that no Designated Seller Representatives shall have any liability under this Agreement or in connection with the transactions contemplated hereby and that no Designated Seller Representatives shall be named individually in any suit, demand or proceeding relating to this Agreement or the transactions contemplated hereby. Seller represents and warrants that the Designated Seller Representatives are the representatives of Seller with principal administrative and oversight responsibility for the Property.

Section 7.4    Notice of Breach.

Notwithstanding anything to the contrary in this Agreement:

(a)    [Intentionally Deleted].

(b)    If after the Effective Date but prior to the Closing, Purchaser first is deemed to know that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect (each, a “Materially Changed Condition”), Purchaser shall give Seller written notice thereof (to the extent that such written notice is not provided to Seller) within five (5) Business Days of obtaining such actual knowledge (but, in any event, prior to the Closing). In such event, Seller shall have the right (but not the obligation) to attempt to cure such misrepresentation or breach and shall, at its option, be entitled to extend the Closing Date pursuant to Section 6.1(b) for the purpose of such cure. If Seller elects to attempt to so cure but is unable to so cure any misrepresentation or breach of warranty, or if Seller does not attempt any such cure, then Purchaser, as its sole remedy for any and all such Materially Changed Condition, shall elect either (i) to waive such misrepresentations or breaches of representations and warranties and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price in which event such representations and warranties shall be deemed modified to reflect such knowledge and such representations and warranties shall not be deemed inaccurate, untrue or incorrect in any way, or (ii) to terminate this Agreement in its entirety by written notice given to Seller on the Closing Date in which event this Agreement shall be terminated, the Deposit shall be returned to Purchaser and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. Notwithstanding the foregoing, if such Materially Changed Condition results or arises from a breach by Seller of this Agreement, Purchaser shall have all rights and remedies provided under Section 10.3 below.

ARTICLE 8

CLOSING

Section 8.1    Closing Date.

The Closing shall take place on the Closing Date. Unless the parties otherwise agree in writing, the Closing shall be conducted through a customary escrow arrangement with the Title Company. In the event that the Title Company is not released by Purchaser to pay to Seller the full amount of the Purchase Price, as increased or decreased by prorations provided for herein, in immediately available wire transfer funds by 5:00 p.m. (Eastern Time) on the Closing Date, at the Seller’s election the Closing shall be deemed to have occurred on the following Business Day and the credits and prorations shall be recalculated accordingly.

Section 8.2    Seller’s Deliveries.

At least one (1) Business Day prior to the Closing, Seller shall deliver or cause to be delivered, at Seller’s sole expense, at least one (1) original of each of the following items to Title Company, each executed and acknowledged to the extent appropriate:

(a)    The Deed;

(b)    The Bill of Sale;

(c)    A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code;

(d)    A certificate updating the Seller Representations substantially in the form of Exhibit D;

(e)    A Title Affidavit in the form attached hereto as Exhibit E and such evidence as may be reasonably required by the Title Company relating to the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Property;

(f)    A duly-executed counterpart of a written notice of termination of the Henkel Lease, substantially in the form attached hereto as Exhibit H (the “Lease Termination”), terminating the Henkel Lease conterminously with the Seller Lease;

(g)    The Seller Lease;

(a)    A duly-executed Closing Statement;

(b)    Such customary evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Property;

(c)    Such other customary documents required to be executed by Seller hereunder and such other documents as are reasonably requested or required by Purchaser or the Title Company to consummate the transaction contemplated hereby.

Section 8.3    Purchaser’s Deliveries.

At least one (1) Business Day prior to the Closing, Purchaser shall deliver to Title Company the following items:

(a)    Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit, and subject to apportionments and adjustments as set forth herein) and Purchaser’s share of all escrow costs and closing expenses;

(b)    The Seller Lease;

(c)    A duly-executed counterpart of the Lease Termination;

(d)    A duly-executed Closing Statement;

(e)    Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the Person or Persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property; and

(f)    Such other documents required to be executed by Purchaser hereunder and such other documents as are reasonably requested or required by Seller or the Title Company to consummate the transaction contemplated hereby.

Section 8.4    Costs and Prorations.

(a)    General. The following shall be prorated between Seller and Purchaser as of 12:01 a.m. on the date on which the Closing occurs in accordance with this Section 8.4 on the basis of the actual number of days of the month that have elapsed for the month in which the Closing occurs, the actual number of days in such month and a 365 day year; provided, however, that prorations of annual payments will be made based on the number of days of ownership in the applicable annual period and a 365 day year. Notwithstanding the foregoing, in the event that Seller will be responsible for any taxes, utilities, or similar charges post-Closing pursuant to the Seller Lease, such charges will not be prorated at Closing and Seller be and remain fully responsible for the payment thereof in accordance with the terms of the Seller Lease.

(b)    Taxes. All real estate taxes and assessments imposed by any governmental agency, any charges or assessments imposed by private covenant constituting a lien on the Real Property, and vault taxes, and any personal property taxes shall be prorated between Seller and Purchaser as of the Closing based upon the actual current bills on the basis that Seller is responsible for (i) all such taxes for all fiscal years of the applicable taxing authorities occurring prior to the Current Tax Period (as hereinafter defined) and (ii) that portion of such taxes for the Current Tax Period determined on the basis of the number of days which have elapsed from the first day of the Current Tax Period to the Closing whether or not the same shall be payable prior to the Closing. The phrase “Current Tax Period” refers to the fiscal year of the applicable taxing authority in which the Closing occurs. If the most recent tax bill received by Seller before the Closing is not the actual current tax bill, then Seller and Purchaser shall initially prorate the taxes at the Closing by applying 100% of the tax rate for the period covered by the most current available tax bill to the latest assessed valuation, and shall reprorate the taxes retroactively when the actual current tax bill is then available; provided, however, that in no event shall Seller be charged with or responsible for any increase in real estate taxes resulting from the sale of the Property to Purchaser. All real estate taxes accruing and pertaining to any period before the Closing shall be the obligation of Seller and all such taxes accruing and pertaining to any period on and after the Closing shall be the obligation of Purchaser. Any refunds of real estate taxes made after the Closing shall first be applied to the unreimbursed third-party costs incurred by Seller or Purchaser in obtaining the refund, and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Purchaser (for the period commencing on and after the Closing Date).

If the Property has been assessed for property tax purposes at such rates as would result in reassessment (i.e., ”escape assessment” or “roll-back taxes”) based upon the change in land usage or ownership of the Property on or after the Closing Date, then (a) Purchaser hereby agrees to pay all such taxes and to indemnify and save Seller harmless from and against all costs and liabilities for such taxes, in each case relative to and assessed for the period following Closing, and (b) Seller hereby agrees to pay all such taxes and to indemnify and save Purchaser harmless from and against all costs and liabilities for such taxes, in each case relative to and assessed for the period prior to Closing, which respective indemnity obligations shall survive the Closing.

(c)    Assessment Installments. If there are special assessments pending against the Property, Seller shall pay any installments of such special assessments that pertain to any period prior to the Closing and Purchaser shall pay all installments of such special assessments that pertain to the period on or after the Closing.

(d)    Utilities. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration shall be made at the Closing with respect to utility bills; otherwise a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within thirty (30) days after Closing. Seller shall receive the entire advantage of any discounts for any prepayment by Seller prior to the Closing of any taxes, water or sewer charges, utility expenses or similar charges to the extent the same pertain to periods prior to the Closing. Utility Deposits, plus any interest on the Utility Deposits to which Seller is or will be entitled that are held by the provider of the utilities and which are freely transferable to Purchaser, shall at the joint election of Seller and Purchaser be assigned by Seller to Purchaser and Purchaser shall pay Seller the full amount thereof at Closing. Seller shall retain the right to obtain a refund of any Utility Deposits which are not required to be assigned to Purchaser, and Purchaser will reasonably cooperate with Seller, at no out-of-pocket cost to Purchaser, as reasonably requested in obtaining any refund.

(e)    Other. Such other items of income and expense as are customarily apportioned between sellers and buyers of commercial real estate in the jurisdiction in which the Real Property is located.

(f)    Closing Statement. Purchaser and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations and closing costs that is as complete and accurate as reasonably possible (the “Closing Statement”). If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be estimated to the extent possible as of the Closing and calculated as soon after the Closing Date as is feasible. All adjustments to initial estimated prorations shall be made by the parties with due diligence and cooperation within sixty (60) days following the Closing, or such later time as may be required to obtain necessary information for proration, by prompt cash payment to the party yielding a net credit from such prorations from the party; provided, however, that the provisions of this paragraph (f) shall survive the Closing for a period of twelve (12) months following the Closing, and after such date neither Seller nor Purchaser shall have any further rights or obligations under this Section 8.4, except as expressly provided herein.

(g)    Closing Costs. Purchaser and Seller shall each pay their own legal fees related to the preparation and performance of this Agreement and all documents required to close the transaction contemplated hereby. Purchaser shall pay (i) all costs associated with its due diligence, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) all title insurance premiums and charges and all title examination costs, and (iii) any cost for an Updated Survey. Seller and Purchaser shall share equally in all customary escrow fees of the Escrow Agent, and Seller shall pay all transfer taxes and documentary stamp charges in connection with the recording of the Deed. All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction where the Property is located. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 8.4(g) shall survive the Closing or termination of this Agreement.

ARTICLE 9

REAL ESTATE COMMISSION

Section 9.1    Commissions.

If and when, but only if and when, the Closing is completed and the Purchase Price is paid in full, Seller shall be obligated to pay a real estate commission and/or brokerage fee to Seller’s Broker in accordance with a separate agreement between Seller and Seller’s Broker. Seller shall indemnify Purchaser against all claims, costs and liability relating to any claim by Seller’s Broker or any other Person claiming by, through or under Seller’s Broker. Such commissions shall be paid in full at Closing. Seller and Purchaser represent and warrant to each other that no other brokerage fee or real estate commission is or shall be due or owing in connection with this transaction on account of the acts or omissions of such representing party, and Seller and Purchaser hereby indemnify and hold the other harmless from any and all losses, liabilities, damages, claims, costs or expenses (including reasonable attorneys’ fees) resulting from such representation being untrue. The provisions of this Section 9.1 shall survive the Closing or termination of this Agreement.

ARTICLE 10

TERMINATION AND DEFAULT

Section 10.1    Termination without Default.

If the sale of the Property is not consummated because of the failure of any condition precedent to Purchaser’s obligations expressly set forth in this Agreement or for any other reason except a default by Purchaser in its obligation to purchase the Property in accordance with the provisions of this Agreement, the Deposit shall be returned to Purchaser promptly following Purchaser’s compliance with its obligations under Section 5.3(c) and the parties shall have no further obligation to each other except for those obligations that are herein stated to expressly survive the termination of this Agreement.

Section 10.2    Purchaser’s Default.

If the sale contemplated hereby is not consummated because of a default by Purchaser after Seller has performed or tendered performance of all of its material obligations required to be performed under this Agreement by no later than the Closing, then: (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Seller as liquidated damages; and (c) except for those obligations that are herein stated to expressly survive the termination of this Agreement, Seller and Purchaser shall have no further obligations to each other. THE PARTIES

HERETO, BEFORE ENTERING INTO THIS AGREEMENT, HAVE BEEN CONCERNED WITH THE FACT THAT SUBSTANTIAL DAMAGES WILL BE SUFFERED BY SELLER IN THE EVENT THAT PURCHASER SHOULD FAIL TO PURCHASE THE PROPERTY SUBJECT TO AND IN ACCORDING TO THE TERMS AND CONDITIONS OF THIS AGREEMENT. PURCHASER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. THE PARTIES, HAVING MADE A DILIGENT ENDEAVOR TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES WHICH SELLER WOULD SUFFER IN THE EVENT OF PURCHASER’S FAILURE TO PURCHASE THE PROPERTY SUBJECT TO AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT, HEREBY AGREE THAT THE REASONABLE ESTIMATE OF SAID DAMAGES IS THE SUM EQUAL TO THE AMOUNT OF THE DEPOSIT. THEREFORE, IN THE EVENT THAT THE SALE CONTEMPLATED HEREBY SHALL FAIL TO CLOSE FOR ANY REASON OTHER THAN SELLER’S DEFAULT HEREUNDER OR THE FAILURE OF ANY CONDITION PRECEDENT IN FAVOR OF PURCHASER EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER SHALL BE ENTITLED TO AND SHALL RETAIN THE ENTIRE DEPOSIT AS LIQUIDATED DAMAGES AND AS ITS SOLE REMEDY AT LAW OR IN EQUITY. THE AMOUNT OF THE LIQUIDATED DAMAGES HAS BEEN ESTABLISHED BY THE PARTIES AS THE AMOUNT OF THE MONETARY DAMAGES SELLER WILL SUFFER BASED UPON PURCHASER’S BREACH OF THIS AGREEMENT AND THE FAILURE BY PURCHASER TO PURCHASE THE PROPERTY AND SELLER SHALL BE ENTITLED TO RECOVER NO OTHER DAMAGES FROM PURCHASER BASED UPON A BREACH BY PURCHASER OF THIS AGREEMENT AND FAILURE BY PURCHASER TO PURCHASE THE PROPERTY, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN RESPECT OF PURCHASER’S BREACH OF THIS AGREEMENT AND FAILURE TO PURCHASE THE PROPERTY BEING HEREIN EXPRESSLY WAIVED BY SELLER.

Section 10.3    Seller’s Default. If the sale contemplated hereby is not consummated because of a default by Seller in its obligation to sell the Property in accordance with the terms of this Agreement, then, Purchaser may, as its sole and exclusive remedy at law or in equity: (a) terminate this Agreement by giving written notice thereof to Seller, in which event the Deposit will be returned to Purchaser promptly following Purchaser’s compliance with its obligations under Section 5.3(c) and Seller shall reimburse Purchaser for its reasonable third-party out-of-pocket costs and expenses, as supported by reasonable documentation, incurred by Purchaser in connection with the negotiation and preparation of this Agreement and in connection with Purchaser’s inspection of the Property in an amount not to exceed 50,000.00), and the parties shall have no further obligation to each other except for those obligations that expressly survive the termination of this Agreement; (b) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement; or (c) specifically enforce this Agreement (but without damages); provided, however, that it shall be a condition to

Purchaser’s right to specific performance that Purchaser shall have performed or tendered performance of all of its material obligations required to be performed under this Agreement by no later than the Closing, provided further that Purchaser shall not be obligated to deposit the balance of the Purchase Price into the escrow with Escrow Agent as a condition to commencement of, or during the continuance of, the specific performance action provided that Purchaser has the financial ability to perform and pay the balance of the Purchase Price at any time of determination. Purchaser hereby irrevocably waives any other right or remedy for such default. As a condition precedent to Purchaser exercising any right to bring an action for specific performance as the result of Seller’s default hereunder, Purchaser must commence such action within forty-five (45) days after the originally scheduled Closing Date. Purchaser agrees that its failure timely to commence such an action for specific performance within such forty-five (45) day period shall be deemed a waiver by it of its right to commence such an action. Nothing contained in this section shall limit Purchaser’s right to receive reimbursement for costs and expenses pursuant to Section 11.8 below.

Section 10.4    Breach of Representations.

Seller and Purchaser agree that, following the Closing, each shall be liable for the direct damages, but not for any consequential, incidental, indirect, punitive, special or exemplary damages or lost profits, resulting from any breach of its representations and warranties expressly set forth in Article 7 hereof; provided, however, that: (i) the total liability of Seller for all such breaches and any matters relating thereto or under any law applicable to the Property or this transaction shall not, in the aggregate, exceed one and one-half percent (1.5%) of the Purchase Price (the “Claim Cap”); (ii) the total liability of Purchaser for all such breaches and any matters relating thereto or under any law applicable to the Property or this transaction shall not, in the aggregate, exceed the Claim Cap; (iii) such representations and warranties are personal to Seller and Purchaser and may not be assigned to or enforced by any other Person, other than to an assignee of Purchaser in accordance with Section 11.3; and (iv) the representations and warranties of Seller set forth in this Agreement or in any document or certificate delivered by Seller in connection herewith shall survive the Closing for a period of nine (9) months, and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced within that time. Notwithstanding the foregoing, however, if the Closing occurs Purchaser and Seller each hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against the other for damages that that the waiving party may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of the other party’s representations or warranties in this Agreement or any document executed by the other party in connection herewith being untrue, inaccurate or incorrect if the waiving party is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing. Purchaser and Seller each further agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by the other party under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds $100,000 (in which event the full amount of such valid claims against the other party, and not just the amount above $100,000, shall be actionable up to, but not in excess of, the Claim Cap).

ARTICLE 11

MISCELLANEOUS

Section 11.1    Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

Section 11.2    Binding on Successors and Assigns.

Subject to Section 11.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11.3    Assignment by Purchaser.

Without the prior written consent of Seller in its sole discretion, Purchaser shall not, directly or indirectly, assign this Agreement or any of its rights hereunder. Any assignment in violation hereof shall, at the election of Seller, be of no force or effect and shall constitute a default by Purchaser. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement without Seller’s consent subject to the following conditions: (a) the assignment must be to a limited partnership, limited liability company or other entity controlled by Purchaser or any owners of Purchaser and in which Purchaser or any owners of Purchaser own, directly or indirectly, in the aggregate at least a fifty percent (50%) interest; (b) such assignee must assume all of Purchaser’s obligations hereunder and become jointly and severally liable with Purchaser for all such obligations; (c) the assignee must be able to truthfully make the Anti-Money Laundering and Anti-Terrorism Law-related representations set forth herein; (d) there shall be no “mark-up” or increase in the Purchase Price; and (e) at least five (5) days prior to the Closing Date and at least five (5) days prior to the proposed assignment, Purchaser shall provide Seller with notice thereof and evidence that the foregoing conditions are satisfied.

Section 11.4    Waiver.

The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

Section 11.5    Governing Law.

(a)    This Agreement shall be construed and the rights and obligations of Seller and Purchaser hereunder determined in accordance with the internal laws of the Commonwealth of Massachusetts without regard to the principles of choice of law or conflicts of law.

(b)    In recognition of the benefits of having any disputes with respect to this Agreement resolved by an experienced and expert person, Seller and Purchaser hereby agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by any party hereto on or with respect to this Agreement or which in any way relates, directly or indirectly, to this Agreement or any event, transaction, or occurrence arising out of or in any way connected with this Agreement or the Property, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.

(c)    Each of Seller and the Purchaser: (i) agrees that any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or any documents delivered in connection herewith shall be brought only in the courts of The Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts; (ii) irrevocably submits itself to the exclusive jurisdiction of the such courts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or any documents delivered in connection herewith; (ii) waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (iii) consents to service of process by registered mail at the address to which notices are to be given if personal service is not with the exercise of reasonable efforts possible.

The provisions of this Section 11.5 shall survive the Closing or termination of this Agreement.

Section 11.6    Counterparts.

This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

Section 11.7    Notices.

All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) United States Postal Service, certified mail, return receipt requested, (ii) any nationally known overnight delivery service for next business day delivery, (iii) delivery in person, or (iv) email transmission with confirmed receipt. All notices shall be deemed to have been given upon receipt provided that such receipt occurs on or before 5:00 p.m. local time on a Business Day; otherwise, such notice shall be deemed to have been given on the next succeeding Business Day. Notwithstanding the foregoing, to the extent a notice is (i) delivered via electronic mail, and (ii) the original of which is delivered personally or via overnight delivery service as identified hereinabove, then such notice shall be deemed given upon the date of transmission of such email. All notices shall be addressed to the parties at the addresses below:

To Seller:	GCP Applied Technologies Inc. 62 Whittemore Avenue Cambridge, MA 02140 Attn: Paul Hanlon Vice President, Global Supply Chain Email: Paul.W.Hanlon@gcpat.com

and	GCP Applied Technologies Inc. 62 Whittemore Avenue Cambridge, MA 02140 Attn: James E. Thompson, Esq. Vice President, General Counsel and Secretary Email: James.E.Thompson@gcpat.com

and with a copy to:	Brown Rudnick LLP One Financial Center Boston, MA 02111 Attn: Gregory S. Sampson, Esq. Email: gsampson@brownrudnick.com Attn: Thomas J. Phillips, Esq. Email: tphillips@brownrudnick.com

To Purchaser:	IQHQ, L.P. 674 Via de la Valle, Suite 206 Solana Beach, CA 92075 Attn: Steve Rosetta Email: srosetta@iqhqreit.com

with a copy to:	Crosbie Gliner Schiffman Southard & Swanson LLP 12750 High Bluff Drive, Suite 250 San Diego, California 92130 Attn: Tom Crosbie, Esq. Email: tcrosbie@cgs3.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

Section 11.8    Attorneys’ Fees.

In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed. The provisions of this Section 11.8 shall survive the Closing or termination of this Agreement.

Section 11.9    IRS Real Estate Sales Reporting.

Purchaser and Seller hereby agree that the Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code. The provisions of this Section 11.9 shall survive the Closing.

Section 11.10    Time Periods.

Any reference in this Agreement to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years, as applicable. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

Section 11.11    Modification of Agreement.

This Agreement may not be amended or modified except by a written agreement signed by both Seller and Purchaser that expressly states that it is intended to amend this Agreement.

Section 11.12    Further Instruments.

Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

Section 11.13    Descriptive Headings; Word Meaning.

The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

Section 11.14    Time of the Essence.

Time is of the essence of this Agreement and all covenants and deadlines hereunder. Without limiting the foregoing, Purchaser and Seller hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement. The agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Purchaser and Seller that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.

Section 11.15    Construction of Agreement.

This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

Section 11.16    Limitations on Liability.

(a)    Notwithstanding anything to the contrary in this Agreement, and subject to any additional limitations on Seller’s liability set forth elsewhere in this Agreement: (a) Purchaser’s recourse against Seller under this Agreement or any agreement, document, certificate or instrument delivered by Seller hereunder, or under any law, rule or regulation relating to the Property, shall be limited to Seller’s interest in the Property (or, following the Closing, to the net proceeds of the sale of the Property actually received by Seller); and (b) in no event shall any of the Seller Parties have any personal liability under this Agreement, in connection with the transactions contemplated herein or under any document delivered in connection with the transaction contemplated hereby other than to the extent that any such parties received proceeds of the sale of the Property to Purchaser and Seller no longer is in existence and/or does not have the financial ability to satisfy its surviving obligations to Purchaser under this Agreement. The acceptance of the Deed shall constitute full performance of all of Seller’s obligations hereunder other than those obligations of Seller that by the express terms hereof survive the Closing. For purposes of this Section 11.16(a), no negative capital account or any contribution or payment obligation of any partner or member of Seller shall constitute an asset of Seller.

(b)    Notwithstanding anything to the contrary in this Agreement, no owner, manager, employee, officer, director or agent of Purchaser nor any of their respective direct or indirect members, managers, owners, officers, directors, agents or employees shall have any personal liability under this Agreement, in connection with the transactions contemplated herein or under any document delivered in connection with the transaction contemplated hereby.

The provisions of this Section 11.16 shall survive the Closing or termination of this Agreement.

Section 11.17    Severability.

The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

Section 11.18    No Recording.

The provisions hereof shall not constitute a lien on the Property. Neither Purchaser nor its agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any public records (provided, however, that the foregoing shall not be construed to limit Purchaser’s ability to file a lis pendens in accordance with applicable law in connection with the pursuit of Purchaser’s remedies set forth in Section 10.3 above). If Purchaser breaches the foregoing provision, this Agreement shall, at Seller’s election, terminate, and Seller shall retain the Deposit in accordance with Section 10.2. Purchaser hereby irrevocably appoints Seller as its true and lawful attorney-in-fact, coupled with an interest, for the purpose of executing and recording such documents and performing such other acts as may be necessary to terminate any recording or filing of this Agreement or any notice or memorandum hereof in violation of this provision. The provisions of this Section 11.18 shall survive the Closing or termination of this Agreement.

Section 11.19    No Implied Agreement.

Neither Seller nor Purchaser shall have any obligations in connection with the transaction contemplated by this Agreement unless both Seller and Purchaser, each acting in its sole discretion, elects to execute and deliver this Agreement to the other party. No correspondence, course of dealing or submission of drafts or final versions of this Agreement between Seller and Purchaser shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Seller or Purchaser shall arise unless and until this Agreement is fully executed by both Seller and Purchaser. Once executed and delivered by Seller and Purchaser, this Agreement shall be binding upon them notwithstanding the failure of Escrow Agent or any broker or other Person to execute this Agreement.

Section 11.20    Electronic Signatures.

Signatures to this Agreement, any amendment hereof and any notice given hereunder, executed and transmitted via email attachments in PDF format or equivalent shall be valid and effective to bind the party so signing. Each party agrees to deliver promptly an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement.

Section 11.21    Escrow Provisions.

Escrow Agent shall hold the Deposit in accordance with the terms and provisions of this Agreement, subject to the following:

(a)    Obligations. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

(b)    Reliance. Escrow Agent may act in reliance upon any writing or instrument or signature that it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent’s duties under this Agreement shall be limited to those provided in this Agreement.

(c)    Indemnification. Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Purchaser shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection Seller and Purchaser shall indemnify Escrow Agent against any and all expenses including reasonable attorneys’ fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

(d)    Disputes. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent may hold the Deposit until the receipt of written instructions from both Purchaser and Seller or a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys’ fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

(e)    Counsel. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

(f)    Interest. All deposits into the escrow shall be held by the Escrow Agent in an interest bearing money market account selected by or approved by Purchaser. All interest earned on the Deposit shall be deemed to be part of the Deposit and shall accrue to the benefit of Purchaser except to the extent the Deposit becomes payable to Seller pursuant to Section 10.2. In such event the interest earned on the Deposit shall accrue to the benefit of the Seller.

Section 11.22    Press Releases.

Seller and Purchaser agree that, without the prior written approval of the other, which shall not be unreasonably withheld, they shall not issue any press release, advertisement, internet posting or other similar announcement, statement or disclosure of this Agreement, the transactions contemplated hereby, or the parties hereto (or their respective affiliates and advisors), whether before or after the Closing, except to the extent otherwise required by law. The provisions of this Section 11.22 shall survive the Closing or termination of this Agreement.

Section 11.23    Leaseback.

As a material inducement to Seller to convey the Property to Purchaser, at Closing, Purchaser, as landlord, and Seller, as tenant, and shall enter into a lease of the Property substantially in the form of Exhibit F attached hereto and made a part hereof (the “Seller Lease”). The Henkel Lease shall be deemed a sublease under the Seller Lease, pursuant to which Seller shall remain as landlord under the Henkel Lease.

[The balance of this page has intentionally been left blank. Signature pages follow.]

IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Agreement as of the latest of the dates set forth below.

SELLER:

GCP APPLIED TECHNOLOGIES INC.,
a Delaware corporation

By:	/s/ Randy Dearth
Name:	Randy Dearth
Title:	President and CEO
Date:	July 2, 2020

Signature Page to Purchase and Sale Agreement

PURCHASER:

IQHQ, L.P., a Maryland limited partnership

By:	/s/ Stephen A. Rosetta
Name:	Stephen A. Rosetta
Title:	CEO
Date:	July 2, 2020

Signature Page to Purchase and Sale Agreement

Fidelity National Title Company acknowledges that it has received a fully executed original or original executed counterparts of the foregoing Real Estate Purchase and Sale Agreement (the “Agreement”) and agrees to act as Escrow Agent under the Agreement and to be bound by and strictly perform the terms thereof as such terms apply to Escrow Agent.

ESCROW AGENT:

Fidelity National Title Company

By:	/s/ Valerie Rapp
Name:	Valerie Rapp
Title:	VP
Date:	July 2, 2020

Signature Page to Purchase and Sale Agreement